UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 25, 2008

eBay Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-24821	77-0430924
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2145 Hamilton Avenue, San Jose, California		95125
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(408) 376-7400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 25, 2008, Robert C. Kagle, a director of eBay Inc. ("eBay" or "the Company"), notified the Company that he will not stand for re-election at the Company's next annual meeting of stockholders to be held in June 2008. Mr. Kagle will continue to serve as a director until such meeting. His decision to not stand for re-election to the Board is solely for personal reasons and time considerations and did not involve any disagreement with the Company, the Company's management or the Board of Directors.

In addition, effective April 14, 2008, the Company will appoint Phillip DePaul as its Vice President, Chief Accounting Officer. Mr. DePaul will serve as eBay's principal accounting officer.

Mr. DePaul was most recently with OfficeMax, Incorporated, serving as Senior Vice President, Controller and Chief Accounting Officer since 2003. Mr. DePaul also served in the audit practice of Ernst & Young LLP from 1993 to 1998. Mr. DePaul is a certified public accountant and has a degree in accounting from Youngstown State University.

Mr. DePaul's offer letter provides that he will receive an annual salary of $350,000 and that eBay will recommend to its Board of Directors that he be granted an option to purchase 49,000 shares of eBay common stock and an award of 24,500 restricted stock units. The stock option will vest with respect to 25% of the shares one year after the date of his commencement of employment, and with respect to 1/48th of the shares monthly thereafter. The award of restricted stock units will vest with respect to 25% of the award on each of the first four anniversaries of the date of grant.

Mr. DePaul will also receive one-time bonuses in an aggregate amount of $135,000.

Mr. DePaul will also be eligible to receive relocation assistance, including assistance with relocation expenses from Chicago, Illinois to San Jose, California.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eBay Inc.

March 27, 2008	By:	Michael R. Jacobson

Name: Michael R. Jacobson
Title: Senior Vice President, Legal Affairs, General Counsel and Secretary